===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                                (AMENDMENT NO. 2)

                                  RYERSON INC.
                                (Name of Issuer)

                    COMMON STOCK ($1.00 PAR VALUE PER SHARE)
                         (Title of Class of Securities)

                                    78375P107
                                 (CUSIP Number)

                              WILLIAM R. LUCAS, JR.
                          ONE RIVERCHASE PARKWAY SOUTH
                            BIRMINGHAM, ALABAMA 35244
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 JUNE 11, 2007
                      (Date of Event which Requires Filing
                               of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78375P107                                                Page 2 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Master Fund I, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,500,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,500,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,500,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 3 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Offshore Manager, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,500,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,500,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,500,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 4 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HMC Investors, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,500,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,500,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,500,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 5 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               50,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      50,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 6 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbinger Capital Partners Special Situations GP, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               50,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      50,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 7 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HMC - New York, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               50,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      50,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 8 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harbert Management Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Alabama
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,550,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,550,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,550,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 9 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Philip Falcone
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,550,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,550,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,550,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 10 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Raymond J. Harbert
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,550,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,550,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,550,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                                Page 11 of 16
                                  SCHEDULE 13D

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael D. Luce
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               2,550,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,550,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,550,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

CUSIP No. 78375P107                                               Page 12 of 16


Item 1.  SECURITY AND ISSUER.

               This Amendment No. 2 to Schedule 13D ("Amendment No. 2") is being filed by Harbinger Capital Partners Master Fund I, Ltd. (the "Master Fund"), Harbinger Capital Partners Offshore Manager, L.L.C. ("Harbinger Manager"), the investment manager of the Master Fund, HMC Investors, L.L.C., its managing member ("HMC Investors"), Harbinger Capital Partners Special Situations Fund, L.P. (the "Special Fund"), Harbinger Capital Partners Special Situations GP, LLC, the general partner of the Special Fund ("HCPSS"), HMC - New York, Inc., the managing member of HCPSS ("HMCNY"), Harbert Management Corporation ("HMC"), the managing member of HMC Investors and the parent of HMCNY, Philip Falcone, a shareholder of HMC and the portfolio manager of the Master Fund and the Special Fund, Raymond J. Harbert , a shareholder of HMC, and Michael D. Luce, a shareholder of HMC (each of the Master Fund, Harbinger Manager, HMC Investors, HMC, Special Fund, HCPSS, HMCNY, Philip Falcone, Raymond J. Harbert and Michael D. Luce may be referred to herein as a "Reporting Person" and collectively may be referred to as "Reporting Persons"), to amend the Schedule 13D filed by the Reporting Persons on December 13, 2006, as amended by Amendment No. 1 on January 3, 2007 (the "Schedule 13D"), with respect to the Common Stock, $1.00 per share par value of Ryerson Inc. (the "Issuer"). The address of the Issuer is 2621 West 15th Place, Chicago, Illinois 60608.

               Unless otherwise indicated herein, terms used and defined in the
Schedule 13D shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.


Item 4.  PURPOSE OF TRANSACTION.

               Item 4 of the Schedule 13D is hereby amended by inserting the following as a new paragraph at the end of such Item and prior to the legend titled "IMPORTANT INFORMATION":

               "On June 11, 2007, the Master Fund and the Special Fund filed a complaint (the "Complaint") against the Issuer in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"). The complaint seeks compel the Issuer to hold its 2007 Annual Meeting of Stockholders (the "2007 Annual Meeting"). As described in the Complaint, on March 6, 2007, the Issuer announced that it was postponing the 2007 Annual Meeting, which had been scheduled for May 11, 2007 in order to continue a previously announced review of strategic alternatives and, as of the date of the Complaint, has refused to reschedule the 2007 Annual Meeting. The last annual meeting of the Issuer's stockholders was held on May 9, 2006. Under Section 211 of the Delaware General Corporation Law, any stockholder may petition the Court to compel that an annual meeting of stockholders be conducted if a company fails to hold an annual meeting or take action by written consent to elect directors for a period of 13 months after its last annual meeting. The Complaint requests that the Court enter an order (i) summarily directing that the Issuer hold its 2007 Annual Meeting on a date certain no later than 45 days after the order and setting the record date on which those stockholders entitled to vote shall be determined, (ii) stating that the shares of stock represented at the court-scheduled 2007 Annual Meeting, either in person or by proxy, shall constitute a quorum under the Issuer's bylaws or certificate of incorporation,
(iii) awarding the plaintiffs their costs and expenses in bringing the action, including reasonable attorney fees and (iv) granting such additional relief as the Court deems just and equitable. The description of the Complaint contained herein is qualified in its entirety by the actual terms of the Complaint, which is attached as Exhibit E hereto and is incorporated herein by reference."


Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

               Item 6 of the Schedule 13D is hereby  amended by replacing  such item in its entirety with the following:

               "The Master Fund and the Special Fund have entered into total return swap agreements (cash settlement) relating to the Issuer's common stock. These swap agreements have the effect of increasing or decreasing the Reporting

Persons' economic exposure to the Issuer's common stock without conferring voting or dispositive power over the notional number of shares referred to in such agreements. The Master Fund and the Special Fund have changed, and may from time to time change, the notional number of shares referred to in such agreements."

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

               Exhibit E: Complaint filed on June 11, 2007 by Master Fund and Special Fund against the Issuer.

CUSIP No. 78375P107                                               Page 14 of 16


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   HARBINGER CAPITAL PARTNERS MASTER
                                   FUND I, LTD.

                                   By:  Harbinger Capital Partners Offshore
                                        Manager, L.L.C.

                                   By:  HMC Investors, L.L.C.,  Managing Member

                                   By:  /s/ Joel B. Piassick
                                        -------------------------------------
                                        Name:  Joel B. Piassick
                                        Title: Executive Vice President


                                   HARBINGER CAPITAL PARTNERS
                                   OFFSHORE MANAGER, L.L.C.*

                                   By:  HMC Investors, L.L.C., Managing Member

                                   By:  /s/ Joel B. Piassick
                                        -------------------------------------
                                        Name:  Joel B. Piassick
                                        Title: Executive Vice President


                                   HMC INVESTORS, L.L.C.*

                                   By:  /s/ Joel B. Piassick
                                        -------------------------------------
                                        Name:  Joel B. Piassick
                                        Title: Executive Vice President

CUSIP No. 78375P107                                               Page 14 of 16




                                   HARBINGER CAPITAL PARTNERS SPECIAL
                                   SITUATIONS FUND, L.P.

                                   By:  Harbinger Capital Partners Special
                                        Situations GP, LLC

                                   By:  HMC - New York, Inc., Managing Member

                                   By:  /s/ William R. Lucas, Jr.
                                        -------------------------------------
                                        Name:  William R. Lucas, Jr.
                                        Title: Senior Vice President
                                               & General Counsel


                                   HARBINGER CAPITAL PARTNERS SPECIAL
                                   SITUATIONS GP, LLC.*

                                   By:  HMC - New York, Inc.,  Managing Member

                                   By:  /s/ William R. Lucas, Jr.
                                        -------------------------------------
                                        Name:  William R. Lucas, Jr.
                                        Title: Senior Vice President
                                               & General Counsel


                                   HMC - NEW YORK, INC.*

                                   By:  /s/ William R. Lucas, Jr.
                                        -------------------------------------
                                        Name:  William R. Lucas, Jr.
                                        Title: Senior Vice President
                                               & General Counsel


                                   HARBERT MANAGEMENT CORPORATION*

                                   By:  /s/ William R. Lucas, Jr.
                                        -------------------------------------
                                        Name: William R. Lucas, Jr.
                                        Title:   Executive Vice President

CUSIP No. 78375P107                                               Page 15 of 16





                                   /s/ Philip Falcone
                                   ------------------------------------------
                                   Name: Philip Falcone*


                                   /s/ Raymond J. Harbert
                                   ------------------------------------------
                                   Name: Raymond J. Harbert*


                                   /s/ Michael D. Luce
                                   ------------------------------------------
                                   Name: Michael D. Luce*




June 12, 2007


*The Reporting Persons disclaim beneficial ownership in the shares reported herein.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).